EXHIBIT 21

LIST OF SUBSIDIARIES OF THE REGISTRANT

NAME OF ENTITY	JURISDICTION OF ORGANIZATION
Afterthoughts Merchandising Corp.	Delaware
BMS Distributing Corp.	Delaware
CBI Distributing Corp.	Delaware
Claire’s Austria GmbH	Austria
Claire’s Boutique’s, Inc.	Delaware
Claire’s Canada Corp.	Delaware
Claire’s France S.A.S.	France
Claire’s Germany GmbH	Germany
Claire’s Holding GmbH	Switzerland
Claire’s International Europe	Switzerland
Claire’s Nippon, Ltd.	Japan
Claire’s Puerto Rico Corp.	Delaware
Claire’s Stores Canada Corp.	Canada
Claire’s Switzerland GmbH	Switzerland
Claire’s Accessories UK, Ltd.	United Kingdom
CSC Limited Partnership	Alberta
CSI Luxembourg S.a.r.l.	Luxembourg
RSI International, Ltd.	Hong Kong
Claire’s Accessories Spain, S.L.	Spain